Exhibit 4.9

               FORM OF AMENDMENT NO. 1 TO THE INDEMNITY AGREEMENT

           THIS AMENDMENT NO. 1 TO THE INDEMNITY AGREEMENT, dated as of April __, 2001 ("Amendment No. 1"), between American International Group, Inc. ("AIG") and Bank One, National Association not in its individual capacity but solely as trustee (the "Trustee") on behalf of the holders of the Certificates issued pursuant to the Sale and Servicing Agreement dated as of November 8, 1999, by and among AIG Credit Premium Finance Master Trust, a Delaware business trust, as issuer, A.I. Receivables Transfer Corp., a Delaware corporation, as seller, Bank One, National Association, as trustee, and A.I. Credit Corp., a New Hampshire corporation, AICCO, Inc., a California corporation, Imperial Premium Finance, Inc., a Delaware corporation, Imperial Premium Finance, Inc., a California corporation, and Imperial Premium Funding, Inc., a Delaware corporation. Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Agreement.

           WHEREAS, AIG and the Trustee are parties to that certain Indemnity Agreement, dated as of October 15, 2000 (the "Agreement"); and

           WHEREAS, the Seller and Purchaser desire to amend certain provisions of the Agreement as set forth in this Amendment No. 1.

           NOW, THEREFORE, in consideration of the mutual agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound hereby, agree as follows:

           1. Amendment to Section 2. Section 2 of the Agreement hereby is amended in its entirety to read as follows:

                     "Section 2. Indemnity. If on the last day of any Monthly Period a Premium Finance Obligation that is a Loan shall be a Defaulted Obligation and any portion of the same shall be included in the Excess Receivables Amount on such day, then on the next succeeding Transfer Date AIG shall remit to the Trustee for deposit in the Collection Account an amount equal to the lesser of (a) the outstanding principal balance of such Principal Receivable related to such Defaulted Premium Finance Obligation plus interest thereon to the end of the most recent Monthly Period or (b) the greater of (i) the Excess Insured Concentration Amount attributable to the Obligor on such Defaulted Premium Finance Obligation or (ii) the Excess Insurer Default Amount attributable to the insurer that issued the policy financed by such Defaulted Premium Finance Obligation. If on such last day a Premium Finance Obligation that is a Deferred Payment Obligation shall be a Defaulted Obligation, then on the next succeeding Transfer Date AIG shall remit to the Trustee for deposit in the Collection Account an amount equal to the lesser of (a) the full unamortized purchase price of such DPO plus interest thereon to the end of the most recent Monthly Period and (b) the excess of the aggregate unpaid principal balance of the Deferred Payment Obligations over 10% of the aggregate unpaid principal balance of all Receivables. Such amounts shall be treated by the Trustee as a Collection of such Principal Receivable related to such Defaulted Premium Finance Obligation, except for purposes of Section 3 hereof. "Excess Insurer Default Amount" shall mean as of the last day of a Monthly Period the excess of (x) the aggregate unpaid balance of all Principal Receivables that as of such day are related to Defaulted Premium Finance Obligations that financed policies the issuer of which has suffered an Insurer Insolvency Event over (y) an amount


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           equal to two percent of the aggregate unpaid balance of all Principal
           Receivables in the trust as of the end of such Monthly Period."

           2. Each party represents as to itself that it has duly and validly executed and delivered this Amendment No. 1 and that, assuming this Amendment No. 1 has been duly and validly executed and delivered by the other party hereto, this Amendment No. 1 constitutes the legal, valid and binding obligation of such party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, moratorium or other similar laws relating to creditors rights generally and by general equitable principles (regardless of whether such enforceability is considered in a proceeding in equity or at law).

           3. Except as modified herein, each of the parties hereto acknowledges and agrees that it continues to be bound by each of the terms and provisions of the Agreement, which terms and provisions, as amended hereby, shall continue in full force and effect.

           4. The parties agree to use their commercially reasonable efforts to prepare and have executed as promptly as practicable after the date hereof any necessary amendments to any agreement, document or instrument executed and delivered in connection with the execution and delivery of the Agreement to effect or reflect the provisions of this Amendment No. 1.

           5. This Amendment No. 1 may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that both parties need not sign the same counterpart.

           6. This Amendment No. 1 shall be governed by and construed in accordance with the laws of the State of New York.


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           IN WITNESS WHEREOF, each of the parties has caused this Amendment No.
1 to be duly executed on its behalf as of the day and year first above written.



                                 AMERICAN INTERNATIONAL GROUP, INC.

                                 By:
                                     ----------------------------------------
                                     Name:
                                     Title:


                                 By:
                                     ----------------------------------------
                                     Name:
                                     Title:



                                 BANK ONE, NATIONAL ASSOCIATION,
                                 as Trustee

                                 By:
                                     ----------------------------------------
                                     Name:
                                     Title:









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